UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2010

DA-LITE SCREEN COMPANY, INC.

(Exact name of registrant as specified in its charter)

Indiana	333-116673	35-1013951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 North Detroit Street, P.O. Box 137 Warsaw, IN		46581
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (574) 267-8101

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed in the Current Report on Form 8-K filed by Da-Lite Screen Company, Inc. (the “Company”), dated March 24, 2010, the Company entered into a letter agreement (the “Commitment Letter”) with Lake City Bank (the “Bank”) pursuant to which the Bank provided the Company with an unsecured revolving credit facility with maximum borrowings of $19.5 million. On April 13, 2010, the Company entered into a Business Loan Agreement (“Loan Agreement”) with the Bank which replaces the Commitment Letter, effective March 26, 2010. Under the Loan Agreement, the Bank provides the Company with an unsecured revolving credit facility with maximum borrowings of $19.5 million. Borrowings under the Loan Agreement will bear interest at the prime rate, subject to an interest rate floor of 4.00% per annum and will mature on May 1, 2012. The above summary of the Loan Agreement is qualified in its entirety by reference to the text of the Loan Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

As of April 14, 2010, $54,530,000 principal amount of the Company’s 9 1/2% Senior Notes due 2011 (9 1/2% Senior Notes) issued pursuant to the Indenture (“Indenture”) dated May 18, 2004 between the Company and The Wilmington Trust Company, as trustee (“Trustee”), were outstanding. On April 14, 2010, the Company requested the Trustee to issue notices to holders of the 9 1/2% Senior Notes to redeem all of the outstanding 9 1/2% Senior Notes pursuant to Article III of the Indenture. The redemption date will be May 17, 2010.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

Exhibit 10.1	Business Loan Agreement between Lake City Bank and Da-Lite Screen Company, Inc., dated March 26, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Da-Lite Screen Company, Inc.

Dated: April 20, 2010	By:	/S/ JERRY C. YOUNG
	Name:	Jerry C. Young
	Title:	Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Business Loan Agreement between Lake City Bank and Da-Lite Screen Company, Inc., dated March 26, 2010.